Exhibit A-6(b)


               Certificate Evidencing Preferred Partner Interests

                                       of

                             Met-Ed Capital II, L.P.


                       7.35% Cumulative Preferred Partner
                   Interests, Series A (liquidation preference
                       $25 per Preferred Partner Interest)


            Met-Ed Capital II, L.P., a Delaware limited partnership (the "Partnership"), hereby certifies that Met-Ed Capital Trust (the "Holder") is the registered owner of Four Million (4,000,000) fully paid Preferred Partner Interests of the Partnership designated the 7.35% Cumulative Preferred Partner Interests, Series A (liquidation preference $25 per Preferred Partner Interest) (the "Series A Preferred Partner Interests") representing preferred limited partner interests in the Partnership transferable on the books and records of the Partnership, in person or by a duly authorized attorney, upon surrender of this Certificate duly endorsed and in proper form for transfer. The powers, preferences and special rights and limitations of the Series A Preferred Partner Interests are set forth in, and this Certificate and the Series A Preferred Partner Interests represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Limited Partnership Agreement dated as of May 24, 1999 of the Partnership as the same may, from time to time, be amended (the "Partnership Agreement") authorizing the issuance of the

Series A Preferred Partner Interests and determining, along with any Actions of the General Partner of the Partnership as authorized under the Partnership Agreement, the preferred, deferred and other special rights and restrictions, regarding distributions, voting, redemption and otherwise and other matters relating to the Series A Preferred Partner Interests. The Partnership will furnish a copy of the Partnership Agreement to the Holder without charge upon written request to the Partnership at its principal place of business. Capitalized terms used herein but not defined shall have the meaning given them in the Partnership Agreement. The Holder is entitled to the benefits of the Payment and Guarantee Agreement of Metropolitan Edison Company, dated as of May 28, 1999, as the same may be amended from time to time, relating to the Preferred Partner Interests (the "Guarantee") and of the Indenture between Metropolitan Edison Company and United States Trust Company of New York, dated as of May 1, 1999, as the same may be amended from time to time (the "Indenture"), under and pursuant to which the related series of Subordinated Debentures are issued and outstanding, in either case to the extent provided therein. The Partnership will furnish a copy of the Guarantee and Indenture to the Holder without charge upon written request to the Partnership at its principal place of business or registered office.
            The Holder, by accepting this Certificate, is deemed to have (i) agreed that the Subordinated Debentures issued pursuant to the Indenture are subordinate and junior in right of payment
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


to all Senior Indebtedness of Metropolitan Edison Company as and to the extent provided in the Indenture and (ii) agreed that the Guarantee is subordinate and junior in right of payment to all general liabilities of Metropolitan Edison Company (other than trade accounts payable arising in the ordinary course of business). Upon receipt of this Certificate, the Holder is admitted to the Partnership as a Preferred Partner, is bound by the Partnership Agreement and is entitled to the benefits thereunder.



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



            IN WITNESS WHEREOF, the Partnership has executed this Certificate this 28th day of May 28, 1999.

                                    MET-ED CAPITAL II, L.P.


                                    By:  Met-Ed Preferred Capital II,
                                          Inc., its General Partner



                                    By:     /s/ T. G. Howson
                                         ------------------------------
                                         Name:    T.G. Howson
                                         Title:   Vice President







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